AMENDMENT TO FUND ACCOUNTING AND ADMINISTRATION AGREEMENT

THIS AMENDMENT to the Transfer Agency Agreement between Security Income Fund (the “Company”), a Kansas corporation having its principal place of business at One Security Benefit Place, Topeka, Kansas, 66636, and Rydex Fund Services, LLC (“RFS”), a Kansas limited liability company having its principal place of business at 805 King Farm Boulevard, Suite 600, Rockville, Maryland, 20850, is made as of November 11, 2013.

WHEREAS, the parties have entered into the Fund Accounting and Administration Agreement dated June 4, 2013 (the “Agreement”) which is still in full force and effect; and

WHEREAS, the Company and RFS wish to amend the list of Funds in Schedule A and Schedule B of the Agreement;

NOW, THEREFORE, in consideration of the mutual premises and covenants hereinafter contained, the Company and RFS hereby agree as follows:

Schedule A of the Agreement is deleted in its entirety and replaced with the attached new Schedule A, effective as of the date contained therein; and

Schedule B of the Agreement is deleted in its entirety and replaced with the attached new Schedule B, effective as of the date contained therein.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

RYDEX FUND SERVICES, LLC

By:	/s/ Amy J. Lee

Name:	Amy J. Lee
Title:	Secretary

SECURITY INCOME FUND

By:	/s/ Amy J. Lee

Name:	Amy J. Lee
Title:	Vice President and Secretary

SCHEDULE A

TO THE FUND ACCOUNTING AND ADMINISTRATION AGREEMENT

BETWEEN RYDEX FUND SERVICES, LLC

AND SECURITY INCOME FUND

Date: Effective December 16, 2013

Funds

High Yield Fund

Floating Rate Strategies Fund

Municipal Income Fund

Total Return Bond Fund

Macro Opportunities Fund

Investment Grade Bond Fund

Limited Duration Fund

SCHEDULE B

TO THE FUND ACCOUNTING AND ADMINISTRATION AGREEMENT

BETWEEN RYDEX FUND SERVICES, LLC

AND SECURITY INCOME FUND

Date: Effective December 16, 2013

Fund Accounting and Administration Fees

The Company agrees to pay RFS the following fees:

1.	Accounting and Administrative Fees:

(i)	0.095% (9.5 basis points) for each of High Yield Fund, Floating Rate Strategies Fund, Municipal Income Fund, Total Return Bond Fund, Macro Opportunities Fund, Investment Grade Bond Fund, and Limited Duration Fund (based on average daily net asset values) or $25,000 per Fund per year, whichever is greater.

2.	Out of Pocket Expenses: RFS is entitled to reasonable out-of-pocket expenses in providing fund accounting services hereunder, including without limitation the following:

(ii)	All freight and other delivery and bonding charges incurred by RFS in delivering materials to and from the Company or other service providers of the Company;

(iii)	All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by RFS in communication with the Company, the Fund’s investment advisor or custodian, dealers or others as required for RFS to perform the services to be provided hereunder;

(iv)	The cost of microfilm or microfiche or electronic archiving of records or other materials;

(v)	All systems-related expenses associated with the provision of special reports and services pursuant to Section 1(c) herein; and

(vi)	Any additional expenses reasonably incurred by RFS in the performance of its duties and obligations under this Agreement.

(b)	In addition, RFS shall be entitled to receive the following amounts:

(i)	Systems development fees billed at an hourly rate of $150 per hour, as approved by the Company;

(ii)	Ad hoc reporting fees billed at an agreed upon rate; and

(iii)	Charges for the pricing information obtained from third party vendors for use in pricing the securities of each Fund’s portfolio pursuant to Section 1(b)(ii) of this Agreement, which shall not exceed the amounts that would be incurred if the Fund were to obtain the information directly from the relevant vendor or vendors.

The fees described herein shall be calculated daily and payable monthly. If this Agreement is in effect for only a portion of a month, the fee shall be prorated for such month.